Exhibit 10.1

BINDING TERMSHEET TO ACQUIRE INTEREST IN
TELERADIOKOMPANIYA 31ST KANAL LLP

This Termsheet sets forth the terms and conditions upon which (1) CTC Media, Inc., a Delaware corporation (“CTCM”), directly or through one or more subsidiaries (collectively, the ”Purchaser”), will acquire from Kazkommerts Securities JSC acting on behalf of an investment fund managed by it (the “Seller”), and the Seller will sell to the Purchaser, units representing a 20% participation interest in Teleradiokompaniya 31st Kanal LLP, a limited liability partnership organized under the laws of the Republic of Kazakhstan (the “Target”); (2) the Replacing Holder, as defined below, will grant to the Purchaser an option to acquire additional units representing up to an additional 30% participation interest in the Target, under certain circumstances; and (3) the Target and the Service Companies (or Sole Service Company), each as defined below, will enter into certain exclusive agreements with respect to the provision of programming content to, and the sales of advertising time of, the Target (together, the ”Transaction”).

In order to consummate the transactions contemplated herein, Mediaholding 31st Kanal LLP, a limited liability partnership organized under the laws of the Republic of Kazakhstan (the “Existing Holder”), undertakes to fulfill the following transactions:

(a)                                  transfer of 20% participation interest in the Target by the Existing Holder to the Seller; and

(b)                                 transfer of 80% participation interest in the Target by the Existing Holder to “Vernye Investitsyi” Closed Unit Investment Fund of Risk Investments under the management of Verny Capital JSC (the “Replacing Holder”).

1.                                       Interest Acquired; Agreements.  At the closing of the Transaction (the “Closing”):

(a)                                  The Purchaser shall purchase, and the Seller shall sell, units constituting a 20% participation interest (the “Acquired Interest”) in the Target.  Immediately following the Closing, units representing the remaining 80% participation interest in the Target will continue to be owned by the Replacing Holder.

(b)                                 The Replacing Holder shall hold a 30% interest in CTCM 31 Production, a company to be newly formed under Kazakhstan laws for the purposes of production and/or supply of programming content to the Target (“CTCM 31 Production”), and the Purchaser shall hold a 70% interest in CTCM 31 Production. The Replacing Holder shall hold a 40% interest in CTCM 31 Advertising, a company to be newly formed under Kazakhstan laws for the purposes of sale of advertising time of the Target (the “CTCM 31 Advertising”), and the Purchaser shall hold a 60% interest in CTCM 31 Advertising.  CTCM 31 Production and CTCM 31 Advertising together shall be referred to as the “Service Companies”. In the event that the functions of the Service Companies are consolidated in one legal entity (“Sole Service Company”), such entity shall be owned by the Replacing Holder and the Purchaser at the proportion of 20% to 80%, respectively.  Further, in the event that the parties mutually agree that it is no longer necessary or advisable to conduct such operations through the Service Companies (or Sole Service Company), the parties will take such action as may be required to dissolve such company or companies and to conclude corresponding agreements for the production and/or supply of programming content directly between the Target Group and CTCM or its affiliates.

(c)                                  The Replacing Holder shall enter into an option agreement that gives the Purchaser the right to acquire, at no additional cost, additional units representing up to an additional 30% participation interest in the Target, exercisable by the Purchaser, on one or more occasions, at any time following a change in the laws of Kazakhstan to permit a non-Kazakh entity to own more than 20% of a Kazakhstan television broadcaster (the “Purchase Option”). In the event that the Purchaser exercises its right is to acquire any or all of such additional 30% participation interest in the Target, the Replacing Holder shall have the right to acquire, at no additional cost, additional participation interests in the Service Companies in proportion to such increase in the ownership interest of the Purchase in the Target, as follows:

•                  up to a 20% participation interest in CTCM 31 Production, and

•                  up to a 10% participation interest in CTCM 31 Advertising;

or

•                  up to 30% participation interest in the Sole Service Company;

with an objective of both the Replacing Holder and the Purchaser to own a 50% participation interest in each of the Service Companies or the Sole Service Company as a result of exercising the respective options. Such options should be exercised provided that they allow the Purchaser to consolidate the balance sheets and results of operations of the Target and the Service Companies or the Sole Service Company in accordance with US GAAP.  Neither the exercise or non-exercise of the Purchase Option shall alter CTCMs 60% economic interest in the financial results of the Target Group and the Service Companies (or Sole Service Company, as the case may be), taken as a whole; and the parties agree to execute any additional agreements as may be needed for such purpose.

(d)                                 The Target shall enter into agreements (the “Service Agreements”) with the Service Companies or the Sole Service Company, providing that (i) CTCM 31 Production or the Sole Service Company shall have the exclusive right to provide all programming content to the Target for broadcast by the Target and its subsidiaries; and (ii) CTCM 31 Advertising or the Sole Service Company shall have the exclusive right to sell all advertising time (national and local) of the Target and its subsidiaries.

(e)                                  The parties shall implement such other corporate restructuring measures and execute such other agreements, in addition to those specifically described herein, as the Purchaser may reasonably determine are necessary to ensure the CTCM has a 60% economic interest in the financial results of the Target Group and the Service Companies (or Sole Service Company, as the case may be), taken as a whole, and to enable the Purchaser to consolidate the balance sheets and results of operations of the Target Group and the Service Companies (or the Sole Service Company, as the case may be) in accordance with US GAAP.

2.                                       Consideration.  The aggregate consideration (the “Consideration”) in respect of the Transaction shall be US$65 million, less (i) 50% of the net outstanding debt (sum of short term and long term interest bearing liabilities as well as any repayable financial facility or borrowings, less cash and cash equivalents) that of the Target Group as of the Closing and (ii) 50% of the Tax Adjustment (as defined in paragraph 3 below), if any, payable in cash.

3.                                       Tax Liabilities; Escrow.

(a)                                  The Seller and the Target shall use their best efforts to obtain, prior to Closing, final and binding tax audits by the competent taxation authorities of the Republic of Kazakhstan of the Target and each Subsidiary (as defined below) for all open periods through December 31, 2006.  The Seller shall provide copies of all documentation in respect of each such audit to the Purchaser prior to Closing.  The aggregate amount of any additional tax determined to be due as a result of such audits less any such tax amounts paid by the Target Group prior to the Closing is referred to as the “Tax Adjustment.”

(b)                                 In the event that the tax audits referred to above have not been completed prior to Closing, an amount of the Consideration (the “Escrow Amount”) equal to 50% of the accruals to be made for tax liabilities of the Target Group through the date of Closing, as reasonably determined by CTCM and the Seller (the “Accrual”), but not exceeding US$6 million, shall be held in escrow for a period of at least five years following the Closing to satisfy any liabilities resulting from breaches of the representations, warranties, covenants and indemnities provided for herein and in the Purchase Agreement in respect of taxation matters. In the event that a later final and binding tax audit(s) carried out by the competent taxation authorities determines that the amount of such liabilities is less than the Escrow Amount, the parties agree that the amount of such excess shall be released to the Seller.

(c)                                  In addition to indemnifying the Purchaser in respect of any breaches of the representations, warranties, covenants and indemnities provided for herein and in the Purchase Agreement in respect of taxation matters, the Warrantors (as defined on Schedule 1-A) shall specifically indemnify the Purchaser against any and all tax liabilities in respect of the period from January 1, 2007 through Closing, including, without limitation, any such liabilities identified in any tax audit conducted after Closing.  Notwithstanding any other indemnification provisions contained herein or in the Purchase Agreement, the Seller and/or the Replacing Holder shall provide payment in full in immediately available funds of any amount equal to any such additional tax liabilities no later than 15 days following receipt by the Target of such audit determination.

4.                                       Approvals.  Each of the Purchaser, the Existing Holder, the Seller, the Guarantor, the Replacing Holder and the Target hereby warrants and confirms that it has received all necessary corporate approvals, including approvals of shareholders, members, directors and supervisory board members, as applicable, authorizing the execution and delivery of this Termsheet and the Transaction Agreements (as defined below) and the consummation of the transactions contemplated hereby and thereby.

5.                                       Conditions to Closing.  The Closing is subject to the following conditions:

(a)                                  Purchase Agreement.  A definitive purchase agreement among the Seller, the Replacing Holder, Verny Capital JSC (the ”Guarantor”), the Target and the Purchaser (the “Purchase Agreement”), memorializing the terms of this Termsheet and containing standard representations and warranties (including those set forth on Schedule 1 hereto), covenants, indemnification provisions, closing conditions (including the delivery of opinions of counsel) and other provisions, shall have been executed.  The Seller, the Replacing Holder, the Guarantor and the Target (the “31st Kanal Parties”) agree to work with the Purchaser expeditiously and in good faith to complete the Purchase Agreement and all other legal documents required to consummate the Transaction, including the Service Agreements (together, the ”Transaction Agreements”), as soon as possible following the execution of this Termsheet.  The Seller’s and the Replacing Holder’s obligations to the Purchaser with respect to the representations, warranties, covenants and indemnities contained in the Purchase Agreement shall be guaranteed by the Guarantor.

(b)                                 Service Companies or the Sole Service Company. Following the legal and finance and tax study by the Purchaser and the Replacing Holder and the Purchaser shall  have established the Service Companies or the Sole Service Company.

(c)                                  Representations and Warranties.  The representations and warranties contained in the Purchase Agreement shall remain true and correct as of the date of Closing as though made as of such date.

(d)                                 Operating Agreement.  The Replacing Holder and the Purchaser shall have entered into an Operating Agreement / Shareholders’ Agreement in respect of the Target and the Service Companies (or Sole Service Company), to be governed by Kazakhstan law, the material terms of which shall be substantially as set forth on Schedule 2 hereto.

(e)                                  Service Agreements.  The Service Companies (or the Sole Service Company) and the Target shall have entered into the Service Agreements, the material terms of which shall be agreed by the Target, the Replacing Holder and the Purchaser in good faith and in accordance with the agreed objective set forth in Section 1(e) hereof.

(f)                                    Subsidiaries.  The following shall each be a wholly owned subsidiary of the Target (each, a “Subsidiary”):

31st Kanal – Aktobe

31st Kanal – Atyrau

31st Kanal – Aktau

31st Kanal – Kostanay

31st Kanal – Ust-Kamenogorsk

31st Kanal – Shymkent

(g)                                 Licenses.  The Target and each Subsidiary shall have obtained and shall hold all required licenses, permits and authorizations to broadcast in their respective regions and otherwise required to conduct their businesses (including, without limitation, the licenses indicated on Schedule 3 hereto); and all such licenses, permits and authorizations shall be in full force and effect.

(h)                                 Restructuring.  Any corporate restructuring of the Target that may be required to cause the Subsidiaries to be wholly owned by the Target  shall have been completed.

(i)                                     Consolidation.  The parties shall have implemented the measures and executed the agreements, if any, described at paragraph 1(e) above, and the Purchaser shall be reasonably satisfied that CTCM shall have a 60% economic interest in the results of the Target Group and the Service Companies (or Sole Service Company, as the case may be), taken as a whole, without adverse tax or accounting consequences to the Target Group or CTCM.

(j)                                     Due Diligence.  The Purchaser and its attorneys, accountants and other representatives and agents shall have satisfactorily completed their due diligence investigation of the Target and its subsidiaries (the “Target Group”).  Between the date of this Termsheet and the Closing, these representatives shall be given full access to the accounting books and other business and financial records, reports and documents of the Target Group, including company records and tax returns.  Such due diligence investigation will also include the inspection and examination of the Target Group’s facilities.  In addition, the Purchaser and its representatives shall be given access to the constitutional documents and financial statements for the year 2006, prepared in accordance with the applicable legislation of the Republic of Kazakhstan, of the each of the Replacing Holder, the Seller, the Existing Holder and the Guarantor (for the avoidance of doubt, such “constitutional documents” shall not include the minute books or stock records of such parties).  None of such information shall be used by such persons other than for evaluation of such parties for purposes of the Transaction.  The officers and management of the 31st Kanal Parties agree to cooperate fully with Purchaser’s representatives and agents and to make themselves available to the extent necessary to complete the due diligence process and the Closing.

(k)                                  Access to Advertisers and Employees.  The 31st Kanal Parties shall, at the request of the Purchaser, introduce the Purchaser to the Target Group’s principal advertisers and employees to facilitate discussions between such persons and the Purchaser in regard to the Purchaser’s conduct of the business of the Target following the Closing.

(l)                                     Conduct of the Target Group’s Business.  From the date of this Termsheet until the Closing:  (i) the 31st Kanal Parties will continue to operate the Target Group as it has been operated in the past and shall not engage in any transactions outside the ordinary course of business (other than the restructuring measures described in paragraph (h) above); and (ii) the Target Group will continue to make regularly scheduled payments on its existing debt, and shall not incur any additional indebtedness except in the ordinary course of business.

(m)                               Absence of Adverse Change.  There shall have been no material adverse change in the business, properties, operations, condition (financial or otherwise), prospects,

assets or liabilities of the Target Group since March 31, 2007. For purposes of this provision a material adverse change is any event or circumstance which (i) has or is reasonably expected to have a negative impact on the net income of the Target Group as a whole for the four financial reporting quarters immediately following the date of the Purchase Agreement, as reflected in the management accounts of the members of the Target Group, in an amount greater than 25% of the net income of the Target Group as a whole for the four financial reporting quarters immediately preceding the date of the Purchase Agreement, as reflected in the Financial Statements (as defined in Schedule 1-A); or (ii) leads to a reduction in the net asset value on the management accounts of the members of the Target Group by more than 10%, or (iii) leads to harm to the reputation of the Target.

(n)                                 Governmental and Economic Change; Taxation.  There shall not have occurred a material adverse change in the governmental or economic conditions in Kazakhstan, including but not limited to a downgrade in Kazakhstan’s sovereign debt to a rating that is at or below B1 or B+ by Moody’s or Standard & Poor’s, respectively; and there shall not have occurred an increase in the overall statutory tax rate in Kazakhstan to a rate greater than 50% of income before taxes.

(o)                                 Repayment of Debt.  All loans between any member of the Target Group and any affiliate thereof shall have been repaid.

(p)                                 Lease.  The Target and the Service Companies or the Sole Service Company shall have entered into a new or amended lease in respect of its principal premises in Almaty, for a term of not less than five years and at a rent not greater than current market rates.

(q)                                 Related-Party Matters.  All contracts, agreements and arrangements for the payment of fees or provision of services between any member of the Target Group and any related party of the Seller or the Replacing Holder shall have been terminated, unless specifically approved in writing by the Purchaser.  The Seller and the Replacing Holder shall indemnify the Target and the Purchaser against any liability, including in respect of tax, that may arise as a result of any related-party transactions, other than those specifically approved in writing by the Purchaser.

(r)                                    Government and Third Party Approvals.  The Transaction shall have been approved by all government agencies and third parties from whom such approval is required, including, without limitation, any Kazakhstan broadcast or media licensing authorities and any applicable competition or anti-monopoly authorities.  The Purchaser shall use its commercially reasonable efforts to obtain any required approvals or consents from applicable anti-monopoly authorities, including those of the Republic of Kazakhstan, prior to Closing.

(s)                                  Registration of Purchaser Subsidiaries.  The Service Companies or the Sole Service Company and/or any new Kazakhstan subsidiary or subsidiaries of the Purchaser to be formed for purposes of acquiring a portion of the Acquired Interest shall have been duly registered with the applicable governmental authorities in Kazakhstan.

(t)                                    Closing Date.  The Closing shall take place no later than November 30, 2007; provided, however, that the Closing date may be extended to a later date as agreed by the Parties (the “Drop Dead Date”).

6.                                       Indemnification.

(a)                                  The 31st Kanal Parties shall indemnify the Purchaser in respect of, and hold it harmless against, any and all damages incurred or suffered by the Target Group or the Purchaser or any affiliate thereof resulting from, relating to or constituting:

(i)                                     any breach, as of the date of this Termsheet or the Purchase Agreement or as of the Closing, of any representation or warranty of the Warrantors (as defined on Schedule 1) contained herein or in the Purchase Agreement or any other agreement or instrument furnished by the 31st Kanal Parties to the Purchaser pursuant hereto or to the Purchase Agreement; or

(ii)                                  any failure to perform any covenant or agreement of the 31st Kanal Parties contained herein or in any Transaction Agreement, including, without limitation, the Service Agreements.

(b)                                 The Purchaser shall indemnify the 31st Kanal Parties in respect of, and hold them harmless against, any and all damages incurred or suffered by any of them or any affiliate thereof resulting from, relating to or constituting:

(i)                                     any breach, as of the date of this Termsheet or the Purchase Agreement or as of the Closing, of any representation or warranty of the Purchaser contained in any Transaction Agreement; or

(ii)                                  any failure to perform any covenant or agreement of the Purchaser contained herein or in any Transaction Agreement.

(c)                                  All representations, warranties, covenants and indemnities contained herein and in the Purchase Agreement or any other Transaction Agreement shall survive for three years following Closing; provided, however, that claims in respect of taxation matters shall survive until the expiration of the applicable statute of limitations.  No claims shall be brought unless the aggregate damages are at least the equivalent of US$200,000; provided, however, that in the event that the damages exceed such amount a claim may be made in respect of the entire amount of such damages and not only the excess.

7.                                       Designated CTC Representative.  Promptly following the execution of this Termsheet, the Purchaser shall appoint one or more individuals, each reasonably acceptable to the Seller and the Target (collectively, the “CTC Representative”).  Such designated representatives will have rights to approve any contracts and/or payments made by the Target Group in excess of US$50 thousand net of applicable taxes.  The 31st Kanal Parties shall permit the CTC Representative to work closely with the 31st Kanal Parties during the period through Closing to prepare the Target Group for Closing, including matters related to any required corporate restructuring, the establishment of Service Arrangements, and preparation of quarterly financial statements and a budget for the forthcoming financial year.

8.                                       Exclusivity.  This Termsheet constitutes the agreement of the 31st Kanal Parties to work exclusively with the Purchaser towards Closing.  From the date of this Termsheet until the earlier of (a) the Drop Dead Date or (b) the termination of this Termsheet by the Purchaser upon a material breach of the terms hereof by the 31st Kanal Parties, none of the 31st Kanal Parties shall (i) directly or indirectly through any other party engage in any negotiations with or provide any information to any other person, firm or corporation with respect to an acquisition transaction involving the Target or any Subsidiary, (ii) directly or indirectly through any other party solicit any proposal relating to the acquisition of, or other major transaction involving, the Target or any Subsidiary and will notify the Purchaser promptly of the receipt of any unsolicited offer therefor, or (iii) dispose of any assets that would constitute a part of the business of the Target Group other than in the ordinary course of business.

In the event of any breach of the provisions of this paragraph 8, unless the Transaction is consummated upon the terms described in this Termsheet, the Seller will pay to the Purchaser a cancellation fee in the amount of US$10 million, plus all reasonable out-of-pocket expenses of the Purchaser incurred in connection with the Transaction including, without limitation, attorneys’ fees, accountants’ fees, appraiser’s fees and other similar expenses.  Such cancellation fee shall be in addition to and not exclusive of any other remedy the Purchaser may have at law or in equity, including specific performance.  The Purchase Agreement shall contain a comparable provision.

9.                                       Broker.    Each party agrees to indemnify, defend and hold harmless the other party from any claim from any finder, broker, investment banker or the like arising on their respective accounts with respect to the transactions contemplated by this Termsheet.

10.                                 Disclosure.  The Purchaser and 31st Kanal Parties agree that no disclosure of the Transaction or the proposal therefor contained in this Termsheet shall be made to any third party without the consent of the 31st Kanal Parties and the Purchaser, except as may be required by law (in which event the non-disclosing parties shall be given an opportunity to review in advance the proposed disclosure).  Notwithstanding the foregoing, the parties hereby agree the CTCM may publicly disclose the fact that the parties have agreed to the transaction described herein, including the Consideration, as and when required by the rules of the U.S. Securities and Exchange Commission, and may make any filing with the U.S. Securities and Exchange Commission required to be made in connection therewith.

11.                                 Expenses.  Except as otherwise expressly provided herein, all parties will be responsible for their own costs and expenses, including counsel fees, incurred in connection with the transactions contemplated by this Termsheet and the Transaction Agreements.

12.                                 Governing Law; Arbitration.  This Termsheet and the Purchase Agreement shall be governed by the laws of the State of New York, without regard to the conflict of interests provisions thereof.  Any dispute arising out of or in connection with this Termsheet or the Purchase Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the Rules of the London Court of International Arbitration.  The number of arbitrators shall be three.  One arbitrator shall be selected by the party/s bringing the claim, one shall be selected by the party/s defending the claim, and the third shall be selected by the other two arbitrators  The seat of arbitration shall be

London, England; the language to be used in the arbitral proceedings shall be English; and the governing law shall be the substantive law of the State of New York.

13.                                 Effective Date.  This Termsheet will become effective upon execution hereof by all of the parties set forth on the signature pages hereto.

14.                                 Binding Termsheet.  This Termsheet is intended to constitute the binding agreement of each party hereto; provided, however, that Purchaser’s obligation to complete the Transaction shall be subject to the conditions set forth in paragraph 5 above and in the definitive Purchase Agreement.  Each of the parties to this Termsheet agrees to negotiate and proceed in good faith to the consummation of the transactions contemplated herein.  Each party hereby warrants and confirms that it has received all necessary corporate approvals required for the execution of this Termsheet by such party, and that the person signing on its behalf below is duly authorized to do so.

*****

EXECUTED by the following parties on the date specified at the beginning of this Termsheet.

PURCHASER:  CTC MEDIA, INC.

By:	/s/ Alexander Rodnyansky
Alexander Rodnyansky
Chief Executive Officer

Dated: September 3, 2007

SELLER:    KAZKOMMERTS SECURITIES JSC

By:	/s/ Talgat Kamarov
Name: Talgat Kamarov
Title: Managing Director

Dated: September 3, 2007

REPLACING HOLDER:   “VERNYE INVESTITSYI” CLOSED UNIT INVESTMENT FUND OF RISK INVESTMENTS UNDER THE MANAGEMENT OF VERNY CAPITAL JSC

By:	/s/ Talgat Abdukhalikov
Talgat Abdukhalikov
Chairman of the Board

Dated: September 3, 2007

EXISTING HOLDER: MEDIAHOLDING 31ST KANAL LLP

By:	/s/ Sergey Koshmukhanov
Sergey Koshmukhanov
Chairman of the Board

Dated: September 3, 2007

GUARANTOR:   VERNY CAPITAL JSC

By:	/s/ Talgat Abdukhalikov
Talgat Abdukhalikov
Chairman of the Board

Dated: September 3, 2007

TARGET:  TELERADIOKOMPANIYA 31ST KANAL LLP

By:	/s/ Nurzan Mukhamejanova
Name: Nurzan Mukhamejanova
Title: Executive Director

Dated: September 3, 2007

SCHEDULE 1-A

Representations and Warranties of the Warrantors

In the definitive Purchase Agreement, the Target, the Seller, the Existing Holder, the Replacing Holder and the Guarantor (collectively, the “Warrantors”, and individually, a “Warrantor”) shall, subject to a disclosure schedule that is acceptable to the Purchaser (the “Disclosure Schedule”), jointly and severally represent and warranty substantially as follows:

1.1                                 Organization, Qualification and Corporate Power.  The Target is a limited liability company  duly organized, validly existing and in good standing under the laws of Kazakhstan.  The Target has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.  The Target has furnished to the Purchaser complete and accurate copies of its all necessary foundation documents (the “Charter”).  The Target is not in default under or in violation of any provision of its Charter.

1.2                                 Participation Interests.

(a)                                  The Seller owns 20% of the outstanding participation interests in the Target, free of any encumbrances, liens and restrictions on transfer.  The Replacing Holder owns the remaining 80% of the outstanding participation interests in the Target, free of any encumbrances, liens and restrictions on transfer.  All of the outstanding participation interests in the Target have been duly authorized and validly issued and the charter capital has been fully paid.

(b)                                 The participation interest in the Target to be sold to the Purchaser by the Seller pursuant to the Purchase Agreement (the “Acquired Interest”) constitutes 20% of the participation interests in the Target.    The Seller has the right, power and authority to sell, transfer and convey the Acquired Interest to the Purchaser pursuant to the terms of the Purchase Agreement.

(c)                                  The participation interest in the Target that is subject to the Purchase Option (the “Option Interest”) constitutes 30% of the participation interests in the Target. The Replacing Holder has the right, power and authority to sell, transfer and convey the Option Interest to the Purchaser pursuant to the terms of the Purchase Agreement.

(d)                                 Other than preemptive rights provided for by Kazakhstan law and other than the Purchase Option, (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any participation interest in the Target is authorized or outstanding, (ii) the Target has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any participation interest any evidences of indebtedness or assets of the Target, and (iii) the Target has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any participation interests or any interest therein or to pay any dividend or to make any other distribution in respect thereof.

(e)                                  Other than the Purchase Option, there is no agreement, written or oral, between the Target and any holder of its participation interests relating to the sale or transfer

(including agreements relating to rights of first refusal, co-sale rights or ‘drag along’ rights), or voting, of the participation interests in the Target.

1.3                                 Authorization of Transaction.  Each Warrantor has all requisite power and authority to execute and deliver the Purchase Agreement and each other Transaction Agreement to which it is a party and to perform its respective obligations thereunder.  The execution and delivery by each Warrantor of the Purchase Agreement and each other Transaction Agreement to which it is a party and the consummation by each Warrantor of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action on the part of such Warrantor.  The Purchase Agreement and each other Transaction Agreement to which it is a party will have been duly and validly executed and delivered by each Warrantor and constitutes a valid and binding obligation of such Warrantor, enforceable against it in accordance with its terms.

1.4                                 Noncontravention.  Subject to receipt of the consents set forth at Section 1.4 of the Disclosure Schedule, each of which each Warrantor reasonably expects to receive prior to the Closing, and receipt by the Purchaser of applicable anti-monopoly approvals, neither the execution and delivery by the Warrantors of the Purchase Agreement and the other Transaction Agreements, nor the consummation by the Warrantors of the transactions contemplated thereby, will (a) conflict with or violate any provision of  any organizational documents of any Warrantor or the organizational documents of any Subsidiary (as defined below), (b) require on the part of any Warrantor or any Subsidiary any notice to or filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (“Governmental Entity”), including any Kazakhstan broadcasting, licensing or other authority, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which any Warrantor or any Subsidiary is a party or by which any Warrantor or any Subsidiary is bound or to which any of their respective assets is subject, (d) result in the imposition of any security interest upon any assets of the Target or any Subsidiary or (e) violate any treaty, order, writ, injunction, decree, statute, rule or regulation applicable to any Warrantor, any Subsidiary or any of their respective properties or assets.

1.5                                 Subsidiaries.

(a)                                  As of the Closing, the Subsidiaries of the Target will be 31st Kanal – Akobe; 31st Kanal – Atyrau; 31st Kanal – Aktau; 31st Kanal – Kostanay; 31st Kanal – Ust-Kamenogorsk; and 31st Kanal – Shymkent (each, a “Subsidiary” and together, the “Subsidiaries”).

(b)                                 Section 1.5 of the Disclosure Schedule shall set forth: (i) the number and type of outstanding securities/participation interest of each Subsidiary; (ii) the form of organization of each Subsidiary; and (iii) the names of the officers and directors of each Subsidiary.

(c)                                  Each Subsidiary is a limited liability partnership or a joint stock company duly organized, validly existing and in good standing under the laws of Kazakhstan.  Each Subsidiary has all requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.  The Seller has delivered to the Purchaser complete and accurate copies of the organizational documents of each Subsidiary.  No Subsidiary is in default under or in violation of any provision of its organizational documents.  All of the issued and outstanding shares or participation interests of each Subsidiary are duly authorized and validly issued and free of preemptive rights (other than as provided by Kazakhstan law), and the charter capital of each Subsidiary has been fully paid.  All shares or participation interests of each Subsidiary are held or owned directly by the Target free and clear of any restrictions on transfer, claims, security interests, options, warrants, rights, contracts, calls, commitments, equities and demands.  There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Target or any Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any shares or participation interests of any Subsidiary.  There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any shares or participation interests of any Subsidiary.

(d)                                 The Target does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity other than the Subsidiaries.

1.6                                 Financial Statements.  The Seller has provided to the Purchaser the Financial Statements (as defined below).  The Financial Statements (i) comply as to form in all material respects with applicable accounting requirements, (ii) were prepared in accordance with Kazakhstan accounting principles and practices applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes to such Financial Statements) and (iii) fairly present the financial position of the Target or the applicable Subsidiary, as the case may be, as of the dates thereof and the results of its operations and cash flows for the periods indicated, consistent with the books and records of the Target or such Subsidiary, as the case may be, except that the Management Accounts (as defined below) are subject to normal and recurring year-end adjustments which will not be material in amount or effect and do not include footnotes.  “Financial Statements” means, in respect of each of the Target and each Subsidiary, (x) the statutory accounts of such company for each of the five fiscal years ended December 31, 2006 (the “Statutory Accounts”); and (y) the unaudited managements accounts of such company as of and for the six months ended June 30, 2007 (the “Management Accounts”).

1.7                                 Absence of Certain Changes.  Since December 31, 2006, there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Target Material Adverse Effect.  For the purposes hereof “Target Material Adverse Effect” shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, (i) the business, assets, liabilities, capitalization, prospects, condition (financial or other), or results of operations of the Target and the Subsidiaries, taken as a whole, or (ii) the ability of the Purchaser to operate the business of the Target and each of the Subsidiaries immediately after the Closing.

1.8                                 Undisclosed Liabilities.  None of the Target or its Subsidiaries has any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the balance sheets of each such company dated June 30, 2007 (the “Balance Sheets”), (b) liabilities which have arisen since June 30, 2007 in the ordinary course of business and (c) contractual and other liabilities incurred in the ordinary course of business which are not required by Kazakhstan accounting principles and practices to be reflected on a balance sheet.

1.9                                 Tax Matters.

(a)                                  Each of the Target and the Subsidiaries has properly filed on a timely basis all tax returns that it was required to file, and all such tax returns were true, correct and complete.  Each of the Target and the Subsidiaries has paid on a timely basis all taxes that were due and payable.  The unpaid taxes of the Target and each Subsidiary for tax periods through June 30, 2007 do not exceed the accruals and reserves for taxes set forth on such company’s Balance Sheet and all unpaid taxes of the Target and each Subsidiary for all tax periods commencing after June 30, 2007 arose in the ordinary course of business and are of a type and amount commensurate with taxes attributable to prior similar periods.  Neither the Target nor any Subsidiary (i) has any actual or potential liability as a transferee or successor, pursuant to any contractual obligation, or otherwise for any taxes of any person other than the Target or any Subsidiary or (ii) is a party to or bound by any tax indemnity, tax sharing, tax allocation or similar agreement.  All taxes that the Target or any Subsidiary was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity.  The Target and each Subsidiary has maintained in proper form all records and documents in respect of periods prior to Closing that would reasonably be expected to be required in connection with any future tax audit.

(b)                                 The Seller has delivered or made available to the Purchaser (i) complete and correct copies of all tax returns of the Target and any Subsidiary relating to taxes for all taxable periods for which the applicable statute of limitations has not yet expired and (ii) complete and correct copies of all notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of the Target or any Subsidiary relating to taxes for all taxable periods for which the statute of limitations has not yet expired.  No examination or audit of any tax return of the Target or any Subsidiary by any Governmental Entity is currently in progress or, to the knowledge of the Seller, threatened or contemplated.  Neither the Target nor any Subsidiary has been informed by any jurisdiction that the jurisdiction believes that the Target or any Subsidiary was required to file any tax return that was not filed.  Neither the Target nor any Subsidiary has (x) waived any statute of limitations with respect to taxes or agreed to extend the period for assessment or collection of any taxes, (y) requested any extension of time within which to file any tax return, which tax return has not yet been filed, or (z) executed or filed any power of attorney with any taxing authority.

(c)                                  There is no limitation on the utilization by either the Target or any Subsidiary of its net operating losses or similar items.

(d)                                 Neither the Target nor any Subsidiary is or has been a passive foreign investment company within the meaning of Sections 1291 through 1297 of the U.S. Internal Revenue Code of 1986, as amended.

(e)                                  There are no liens or other encumbrances with respect to taxes upon any of the assets or properties of the Target or any Subsidiary, other than with respect to taxes not yet due and payable.

1.10                           Assets.

(a)                                  The Target or the applicable Subsidiary is the true and lawful owner, and has good title to, all of the assets (tangible or intangible) purported to be owned by the Target or the Subsidiaries, free and clear of all security interests.  Each of the Target and the Subsidiaries owns or leases all tangible assets, including technical broadcasting equipment, sufficient for the conduct of its business as presently conducted and as presently proposed to be conducted.  Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

(b)                                 Section 1.10(b) of the Disclosure Schedule shall list individually (i) all fixed assets of the Target or the Subsidiaries, indicating the cost, accumulated book depreciation (if any) and the net book value of each such fixed asset as of June 30, 2007, and (ii) all other assets of a tangible nature of the Target or the Subsidiaries the book value of which exceeds the equivalent of US$50,000.

(c)                                  Each item of equipment and other asset of which the Target or a Subsidiary has possession pursuant to a lease agreement or other contractual arrangement is in such condition that, upon its return to its lessor or owner under the applicable lease or contract, the obligations of the Target or such Subsidiary to such lessor or owner will have been discharged in full.

1.11                           Owned Real Property.  Neither the Target nor any Subsidiary owns any real property.

1.12                           Real Property Leases.  Section 1.12 of the Disclosure Schedule shall list all leases in respect of real property and the term of such lease, any extension and expansion options, and the rent payable thereunder.  The Seller has delivered to the Purchaser complete and accurate copies of such leases.  With respect to each such lease:

(a)                                  such lease is legal, valid, binding, enforceable and in full force and effect;

(b)                                 such lease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

(c)                                  neither the Target nor any Subsidiary nor, to the knowledge of any Warrantor, any other party, is in breach or violation of, or default under, any such lease, and no event has occurred, is pending or, to the knowledge of any Warrantor, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Target or any Subsidiary or, to the knowledge of any Warrantor, any other party under such lease;

(d)                                 there are no disputes or oral agreements in effect as to such lease;

(e)                                  neither the Target nor any Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold; and

(f)                                    the Target is not aware of any security interest, easement, covenant or other restriction applicable to the real property subject to such lease which would reasonably be expected to materially impair the current uses or the occupancy by the Target or a Subsidiary of the property subject thereto.

1.13                           Intellectual Property; Programming.

(a)                                  The Target and the Subsidiaries have the right to operate in Kazakhstan under the name 31st Kanal (or ‘Channel 31’).

(b)                                 The Target and the Subsidiaries have or have had the right to broadcast all third-party programming that has been broadcast by them to date without infringement of the rights of any third parties.  Following the Closing, the Target and the Subsidiaries will continue to have the right to broadcast the third-party programming in their current programming library in accordance with the terms of the applicable programming agreements, copies of which have been provided to the Purchaser.

(c)                                  The Target or a Subsidiary is the sole and exclusive owner of all programming produced by the Target or any Subsidiary to date (the “In-House Programming”), free and clear of any security interests.  No licenses have been granted to any third party in respect of such In-House Programming, and no payments remain due to any party (other than compensation to employees of the Target or the Subsidiaries in the ordinary course) in respect of the production of any such In-House Programming.  All such In-House Programming will be available for unlimited future broadcasts by the Target and the Subsidiaries following Closing without any further payment to any party.  All employees and other persons involved in the creation of all such In-House Programming have duly and validly assigned their rights thereto to the Target or a Subsidiary, and all such assignments have been duly registered with the appropriate Governmental Entities.

1.14                           Licenses and Permits.  Section 1.14 of the Disclosure Schedule shall set forth a list of all licenses, permits, authorizations and certificates of the applicable ministries and agencies of the Kazakhstan government and local authorities, including, without limitation, those of the Ministry of Culture and Information of the Republic of Kazakhstan, and all other state authorities to conduct television and radio broadcasting and otherwise to conduct the business of the Target and each Subsidiary as currently conducted and proposed to be conducted (the “Permits”).  All Permits have been obtained pursuant to current legislation.  Each Permit is in full force and effect and has not been suspended, cancelled, terminated or withdrawn; and, to the knowledge of the Warrantors, no suspension, cancellation, termination or withdrawal of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration.  The Target or the applicable Subsidiary is in compliance with the terms of each such Permit, including all affirmative obligations imposed by each such Permit.  Each such Permit will continue in full force and effect immediately following the Closing.

1.15                           Contracts.

(a)                                  Section 1.15 of the Disclosure Schedule shall list the following agreements (written or oral) to which the Target or any Subsidiary is a party as of the date of the Purchase Agreement:

(i)                                     any agreement for the licensing or production of programming, including promotional materials;

(ii)                                  any agreement with respect to the future broadcasting, sale, placement or reservation of advertising, including agreements with respect to the placement of advertising by agencies and other third parties;

(iii)                               any agreement (or group of related agreements) for the lease of personal property from or to third parties providing for lease payments in excess of the equivalent of US$50,000 per annum or having a remaining term longer than six months;

(iv)                              any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than one year, (B) which involves more than the sum of the equivalent of US$50,000, or (C) in which the Target or any Subsidiary has agreed to purchase goods or services exclusively from a certain party;

(v)                                 any agreement concerning the establishment or operation of a partnership, joint venture or limited liability company;

(vi)                              any agreement (or group of related agreements) under which the Target or any Subsidiary has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than the equivalent of US$50,000 or under which the Target or any Subsidiary has imposed (or may impose) a security interest on any of its assets, tangible or intangible;

(vii)                           any agreement for the disposition of any portion of the assets or business of the Target or any Subsidiary or any agreement for the acquisition of the assets or business of any other entity;

(viii)                        any material agreement concerning confidentiality;

(ix)                                any employment or consulting agreement with any employee of the Target or any Subsidiary with any annual gross compensation (including commissions) of at least the equivalent of US$40,000 or a termination or notice period longer than one month;

(x)                                   any material agreement involving any current or former officer, director or shareholder of the Target or any Subsidiary or any affiliate thereof;

(xi)                                any agreement under which the consequences of a default or termination would reasonably be expected to have a Target Material Adverse Effect;

(xii)                             any agreement which contains any provisions requiring the Target or any Subsidiary to indemnify any other party;

(xiii)                          any agreement that could reasonably be expected to have the effect of prohibiting or impairing the conduct of the business of the Target or any of the Subsidiaries or of the Purchaser or any of its subsidiaries as currently conducted and as currently proposed to be conducted, including following the Closing;

(xiv)                         any agreement under which the Target or any Subsidiary is restricted from conducting its business in any geographic area of Kazakhstan;

(xv)                            any other agreement (or group of related agreements) either involving more than the equivalent of US$50,000 or not entered into in the ordinary course of the business of the Target and the Subsidiaries.

(b)                                 The Target shall have delivered to the Purchaser a complete and accurate copy of each agreement listed in Section 1.15 of the Disclosure Schedule.  With respect to each agreement so listed:  (i) the agreement is legal, valid, binding and enforceable and in full force and effect; (ii) the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; (iii) each agreement has, if required by applicable law, been duly registered with the relevant Governmental Entities; and (iv) neither the Target nor any Subsidiary nor, to the knowledge of any Warrantor, any other party, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of any Warrantor, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Target or any Subsidiary or, to the knowledge of any Warrantor, any other party under such agreement.

1.16                           Accounts Receivable.  All accounts receivable of the Target and the Subsidiaries reflected on each company’s Balance Sheet (other than those paid since the date thereof) are valid receivables subject to no setoffs or counterclaims and are current and collectible (within 90 days after the date on which it first became due and payable), net of the applicable reserve for bad debts on the applicable Balance Sheet.  A complete and accurate list of all accounts receivable greater than the equivalent of US$50,000 reflected on the Balance Sheets of the Target and the Subsidiaries, showing the aging thereof, shall be included in Section 1.16 of the Disclosure Schedule.  All accounts receivable of the Target and the Subsidiaries that have arisen since the date of the Balance Sheets are valid receivables subject to no setoffs or counterclaims and are collectible (within 90 days after the date on which it first became due and payable), net of a reserve for bad debts in an amount proportionate to the reserve shown on the applicable Balance Sheet.  Neither the Target nor any Subsidiary has received any written notice from an account debtor stating that any account receivable in an amount in excess of the equivalent of US$50,000 is subject to any contest, claim or setoff by such account debtor.

1.17                           Powers of Attorney.  Section 1.17 of the Disclosure Schedule shall list all outstanding powers of attorney executed on behalf of the Target or any Subsidiary.

1.18                           Insurance.  Section 1.18 of the Disclosure Schedule shall list each insurance policy to which the Target or any Subsidiary is a party, all of which are in full force and effect.  The Target and each Subsidiary has all compulsory insurance required by the laws of the Republic of Kazakhstan.

1.19                           Litigation.  There is no action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity which is pending or has been threatened against the Target or any Subsidiary which (a) seeks either damages in excess of the equivalent of US$50,000 or equitable relief or (b) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by the Purchase Agreement. There are no judgments, orders or decrees outstanding against the Target or any Subsidiary.

1.20                           Employees.  Section 1.20 of the Disclosure Schedule shall contain a list of all employees of the Target and each Subsidiary whose annual rate of gross (i.e., before deduction of taxes, etc.) compensation (including commissions) exceeds the equivalent of US$40,000 per year, along with the position and the annual rate of compensation of each such person.  The Target and each Subsidiary are in compliance with all applicable laws relating to the hiring and employment of employees.  All employment agreements with employees of the Target and each subsidiary comply with all requirements of the Labor Code of the Republic of Kazakhstan that came into force as of June 1, 2007.  Neither the Target nor any Subsidiary has experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes.

1.21                           Employee Benefits.  Section 1.21 of the Disclosure Schedule shall contain a list of all pension or retirement benefit plans or private health care benefits provided for its employees.

1.22                           Advertisers.  Section 1.22 of the Disclosure Schedule shall set forth a list of each advertiser or advertising agency or placement service that accounted for more than 5% of the revenues of the Target or any Subsidiary (on an unconsolidated basis) during the last full fiscal year or the interim period through the date of the Balance Sheets, and the amount of revenues accounted for by each such party during each such period.  No such advertiser, advertising agency or placement service has indicated that as a result of the transactions contemplated by this Termsheet it will stop, or decrease the rate of, buying advertising from the Target or any Subsidiary; and no Warrantor has any reason to believe (i) that the level of advertising revenues of the Target and the Subsidiaries in the 12-month period following Closing will be lower than such revenues in the 12-month period preceding Closing or (ii) that the sales efforts of the advertising sales staff of the Target and the Subsidiaries or those of any third-party advertising agency or placement service currently used by the Target or any Subsidiary will be lower in the 12-month period following Closing than in the 12-month period preceding Closing.

1.23                           Legal Compliance.  Each of the Target and each Subsidiary is currently conducting, and has at all times conducted, its business in compliance with each applicable law (including rules and regulations thereunder) of any Governmental Entity, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Target Material Adverse Effect.  Neither the Target nor any

Subsidiary has received any notice or communication from any Governmental Entity alleging noncompliance with any applicable law, rule or regulation.

1.24                           No Unlawful Payments. Neither the Target nor any of the Subsidiaries nor, to the knowledge of any Warrantor, any director, officer, agent, employee or other person acting on behalf of the Target or any of the Subsidiaries has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) made any direct or indirect unlawful payment to any government official or employee from corporate funds, (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any applicable law or regulation implementing the OECD convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

1.25                           Money Laundering.  The operations of the Target and the Subsidiaries are and have been conducted at all times in compliance with applicable financial record keeping and reporting requirements of Kazakhstan and any related or similar statutes, rules, regulations or guidelines, issued, administered or enforced by any applicable governmental agency (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Target or any of Subsidiary with respect to the Money Laundering Laws is pending or, to the knowledge of the Warrantors, threatened.

1.26                           Stamp Duty.  No stamp, issuance, transfer or other similar taxes or duties are payable by or on behalf of the Purchaser in Kazakhstan or any political subdivision or taxing authority thereof on (i) the execution and delivery of the Purchase Agreement and the consummation of the transactions contemplated hereby, or (ii) the transfer of the Acquired Interest to the Purchaser pursuant to the terms thereof.

1.27                           No Restrictions on Subsidiaries. Except as would not be reasonably expected to have a Target Material Adverse Effect, no Subsidiary is currently prohibited, directly or indirectly, under any agreement or other instrument to which it is a party or is subject, from paying any dividends, from making any other distribution on such Subsidiary’s share capital or participation interests, from repaying any intercompany loans or advances or from transferring any of such Subsidiary’s properties or assets to the Target or any other subsidiary of the Target.

1.28                           Certain Business Relationships With Related Parties.  As at the time of the Closing, no related party of the Target or of any Subsidiary (a) owns any property or right, tangible or intangible, which is used in the business of the Target or any Subsidiary, (b) has any claim or cause of action against the Target or any Subsidiary, or (c) owes any money to, or is owed any money by, the Target or any Subsidiary.  Section 1.28 of the Disclosure Schedule shall describe any commercial transactions or relationships between the Target or a Subsidiary and any related party thereof which occurred or have existed since January 1, 2005.

1.29                           Brokers’ Fees.  Neither Target nor any Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by the Purchase Agreement.

1.30                           Books and Records.  The minute books and other similar records of the Target and each Subsidiary contain complete and accurate records of all actions taken at any meetings of the Target’s or such Subsidiary’s shareholders, members, supervisory board, management board or other governing body or any committee thereof and of all written consents executed in lieu of the holding of any such meeting, in compliance with the applicable legislation of the Republic of Kazakhstan.  The books and records of the Target and each Subsidiary accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Target or such Subsidiary and have been maintained in accordance with good business and bookkeeping practices.  Section 1.30 of the Disclosure Schedule shall contains a list of all bank accounts and safe deposit boxes of the Target and the Subsidiaries and the names of persons having signature authority with respect thereto or access thereto.

1.31                           Disclosure.  No representation or warranty by any Warrantor contained in the Purchase Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Seller, the Target or any Subsidiary pursuant to the Purchase Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.  The Seller has disclosed to the Purchaser all material information relating to the business of the Target or any Subsidiary or the transactions contemplated by the Purchase Agreement.

*****

SCHEDULE 1-B

Representations and Warranties of the Purchaser

In the definitive Purchase Agreement, the Purchaser shall represent and warranty to the Replacing Holder substantially as follows:

1.1.                              Organization and Corporate Power.  The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation.  The Purchaser has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

1.2                                 Authorization of Transaction.  The Purchaser has all requisite power and authority to execute and deliver the Purchaser Agreement and each other Transaction Agreement to which it is a party and to perform its obligations thereunder.  The execution and delivery by the Purchaser of the Purchase Agreement and each other Transaction Agreement to which it is a party and the consummation by the Purchaser of the transactions contemplated thereby will have been duly and validly authorized by all necessary corporate action on the part of the Purchaser, including approval of the Board of Directors of the Purchaser.  The Purchase Agreement and each other Transaction Agreement to which it is a party will have been duly and validly executed and delivered by the Purchaser and constitute a valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms.  The Purchaser shall provide the Warrantors with true and correct evidence of the corporate authority of the person signing the Purchase Agreement on behalf of the Purchaser.

1.3                                 Noncontravention.  Subject to the receipt of applicable Kazakh or other anti-monopoly approvals, neither the execution and delivery by the Purchaser of the Purchaser Agreement or any other Transaction Agreement to which it is a party, nor the consummation by the Purchaser of the transactions contemplated thereby, will (a) conflict with or violate any provision of the charter or by-laws of the Purchaser, (b) require on the part of the Purchaser any filing with, or permit, authorization, consent or approval of, any Governmental Entity (other than any disclosure that may be required to be made or filed (including copies of any Transaction Agreement) pursuant to the rules of the U.S. Securities and Exchange Commission or The Nasdaq Stock Market), (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any material contract or instrument to which the Purchaser is a party or by which it is bound or to which any of its assets are subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation which would not adversely affect the consummation of the transactions contemplated hereby or thereby or (ii) any notice, consent or waiver the absence of which would not adversely affect the consummation of the transactions contemplated hereby, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Purchaser or any of its properties or assets.

1.4                                 Litigation.  There is no action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity which is pending or has been threatened against the Purchaser which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by the Purchase Agreement. There are no judgments, orders or decrees outstanding against the Purchaser.

1.5                                 Financing.  The Purchaser has sufficient funds available to it to enable it to perform its obligations under Purchase Agreement, including the payment of the Consideration.

1.6                                 Acquisition For Own Account. The Purchaser is acquiring the Acquired Interest for its own account.

SCHEDULE 2

Principal Terms of Operating or Shareholders’ Agreement

•                  The Replacing Holder and the Purchaser shall agree to manage the Target Group and the Service Companies (or the Sole Service Company) in a manner which will procure the representation of both parties in the management of activities of the Target Group and the Service Companies (or the Sole Service Company); provided that the Purchaser will be able to consolidate the balance sheets and results of operations of the Target Group and the Service Companies (or the Sole Service Company) in accordance with US GAAP.

•                  CTCM shall be entitled to appoint the General Director, Finance Director and Programming Director of each member of the Target Group and of the Service Companies (or Sole Service Company); and to establish the compensation of the top management of each member of the Target Group and of the Service Companies (or sole Service Company).

•                  The Replacing Holder shall be entitled to appoint the Chief Accountant of each member of the Target Group; provided that such Chief Accountant will be subordinate to the respective Finance Director of such entity. The compensation of the Chief Accountant of each member of the Target Group shall be established by the Board of Directors of the Target.  The General Director shall have the right to terminate the Chief Accountant of such entity; however, the Replacing Holder shall be entitled to appoint such Chief Accountant’s successor.

•                  CTCM (or its designated General Director) shall have the sole right to establish the internal policies and procedures of the Target Group and the Service Companies (or Sole Service Company), including, without limitation, programming schedules, advertising sales and prices, audit and reporting procedures and internal controls, as applicable.

•                  The Target Group shall be obligated to obtain all programming (other than In-House Programming (as defined in Schedule 1-A)) from the Service Companies (or the Sole Service Company).  The Service Companies (or the Sole Service Company) shall be obligated to obtain substantially all such programming through CTCM, either in the form of an affiliation agreement, through sublicensing, from related parties of CTCM or from third-parties on terms established by CTCM.

•                  For the avoidance of doubt, other than as required by Kazakhstan law, the Replacing Holder (and its successors and assigns) shall have no right to dictate or veto decisions with respect to the operations or financing of the Target, the Subsidiaries or the Service Companies (or Sole Service Company) in the ordinary course; and in particular, without the prior written consent of CTCM, shall not exercise its rights as a shareholder in the Target or the Service Companies (or sole Service Company) to cause any amendment, modification or termination of the Service Agreements.

•                  The Purchaser, on the one hand, and the Replacing Holder, on the other hand, shall have rights of first offer and co-sale with respect to any proposed third-party transfer of their respective interests in the Target and the Service Companies (or Sole Service Company).

•                  If the Purchaser elects to sell its interest in the Target to a third-party, the Replacing Holder shall have the right, if such third party so desires, to sell its interest in the Target to such third party on the same terms and conditions as offered to the Purchaser.

•                  Any deadlock in the management of the Target or the Service Companies (or Sole Service Company) shall be resolved as follows:  The Replacing Holder and the Purchaser shall undertake good faith negotiations for a period of 30 days.  Thereafter, the matter shall be referred to the CEO/Managing Director of each of CTCM and the Replacing Holder.  If after two in-person consultations between such executives the matter remains unresolved, the matter shall be submitted to binding mediation.

SCHEDULE 3

Licenses

The Target and each Subsidiary shall have obtained and shall hold all required licenses, permits and authorizations to broadcast in their respective regions and otherwise required to conduct their businesses, including, without limitation, the following:

•                  a license for the organization of television broadcasting;

•                  a permit for the use of the radiofrequency spectrum;

•                  a permit for the use of radioelectronic equipment and high-cycle devices; and

•                  mass media registration with the competent authority (currently the Ministry of Culture and Information of the Republic of Kazakhstan).

The geographic regions covered by the foregoing licenses and permits held by the Target:

•                  Almaty

•                  Astana

•                  Karaganda

•                  Petropavlovsk

•                  Semei

•                  Taraz

The geographic regions covered by the foregoing licenses and permits held by the Subsidiaries:

•                  Aktau

•                  Aktobe

•                  Atyrau

•                  Kostanai

•                  Shymkent

•                  Ust-Kammenogorsk